News Release
                           NEWMONT                               3Q 2002 Results
                               The Gold Company


Newmont Earns Net Income of $24 million and Generates $247 million in Operating Cash Flow in Third Quarter

DENVER, November 12, 2002 - Newmont Mining Corporation (NYSE: NEM) announced net income of $24 million ($0.06 per share) for the third quarter of 2002, compared to net income of $18.8 million ($0.10 per share) for the third quarter of 2001. For the first nine months, Newmont earned $86.8 million ($0.24 per share), compared to a net loss of $57.2 million ($0.29 per share) in 2001.

Wayne W. Murdy, chairman and chief executive officer of Newmont, said, "This quarter's results are symbolic of how far this company has come in the past twelve months. For the quarter, we generated $24 million in net income and, more importantly, $247 million in operating cash flow. This strong operating performance allowed us to continue our debt reduction efforts, one of the key corporate objectives we outlined at the beginning of the year. In addition, with over 100 exploration drill rigs in the field and promising results to date, we are becoming increasingly confident of being able not only to replace reserves at year-end, but also to begin growing reserves again in 2003."

Third quarter highlights included:

o    Sales of 2.1 million equity ounces of gold, on target;

o Total cash costs of $189 per ounce, higher than expected. The increased cash costs are attributable to higher production costs in Nevada and a stronger Australian dollar;

o Operating cash flow of $247 million, which represents 55% of the operating cash flow generated in the first three quarters;

o Net debt reduction of $115 million, with a net debt to total capitalization ratio of 21% at the end of the quarter;

o Cash and cash equivalents on hand of $292 million at the end of the quarter. In addition, the company has a portfolio of investments with a current market value of approximately $280 million; and

o Hedge book reduction of 928,000 total ounces, which reduced committed ounces outstanding to 5.8 million ounces, roughly equivalent to ten months of production.

As previously disclosed, PricewaterhouseCoopers was engaged to re-audit the 1999, 2000 and 2001 financial statements. The re-audit is now substantially complete. As a result of the re-audit, Newmont will be restating its financial statements to correct the accounting for a prepaid forward sales transaction, and certain depreciation calculations.


INDEX

Results......................................................................2
Financial Highlights.........................................................2
Exploration..................................................................3
Forecast.....................................................................4
Statements...................................................................4
Operating Statistics.........................................................7
Investor Info...............................................................10
Supplemental Info...........................................................11


INVESTOR CONTACTS
Russell Ball
(303) 837-5927
Wendy Yang
(303) 837-6141

MEDIA CONTACT
Doug Hock
(303) 837-5812

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 1 of 19

THIRD QUARTER RESULTS

Third Quarter Net Income Increases 28%

Net income was $24 million ($0.06 per share) in the third quarter compared with net income of $18.8 million ($0.10 per share) for the third quarter of 2001.

Contributing to net income was $17.4 million in equity income of affiliates, including $13.5 million in equity income from Batu Hijau, and higher gold sales of $698 million at a realized price of $315 per equity ounce.

These factors helped to offset increased total production costs of $255 per ounce and a non-cash, mark-to-market derivative loss of $11.2 million ($0.03 per share).

For the first nine months, Newmont earned $86.8 million ($0.24 per share), compared to a net loss of $57.2 million ($0.29 per share) for the comparable period in 2001.

Third Quarter Sales and Costs

For the third quarter, gold sales increased from the year ago quarter at Newmont's Nevada and Yanacocha operations, in line with expectations. Improved grades and increased mining rates are expected to result in marginally higher production in the fourth quarter at these sites.

The Nevada operations sold 722,000 ounces at total cash costs of $225 per ounce, which was 10% more ounces at 5% lower cash costs than for the third quarter of 2001. Total production costs decreased slightly to $282 per ounce. Increased sales were the result of 14% higher grade refractory ore as the operations moved 16% more tons from underground operations, in each case comparable to the 2001 period. For 2002, Nevada is expected to sell 2.67 million ounces of gold at total cash costs of $222 per ounce.

At Yanacocha in Peru, the quarter's gold sales were 642,000 ounces (329,600 equity ounces) at total cash costs of $117 per equity ounce. This represents a 25% increase in ounces sold, but at $3 higher total cash costs compared to the third quarter of 2001. Total production costs were $184 per equity ounce as depreciation and amortization rose by 37% to $63 per ounce with the first full year of production from the La Quinua deposit. Yanacocha achieved a record mining rate of 588,000 tons per day in the third quarter, a 25% increase from a year ago. For 2002, Yanacocha is expected to sell 2.3 million ounces (1.2 million equity ounces) at total cash costs of $123 per equity ounce.

The Australian gold operations sold 475,300 equity ounces at total cash costs of $201 per ounce. Total production costs were $274 per ounce, including $18 per ounce for depreciation costs for the step up in value of the acquired Normandy Mining Limited ("Normandy") assets. For 2002, the Australian operations are expected to sell 1.62 million equity ounces at total cash costs of $189 per ounce.

Batu Hijau had another strong quarter with sales of 203.5 million pounds of copper (114.5 million equity pounds of copper) at net cash costs of $0.24 and total costs of $0.38 per pound, after by-product credits of 97,000 ounces of gold. Compared to the third quarter of 2001, this represented slightly higher copper sales at $0.05 lower cash costs and $0.04 lower total costs per pound. Batu Hijau continues to experience positive grade reconciliations and for 2002 is expected to sell between 350 million and 360 million pounds of copper at net cash costs of $0.36 per pound.

Operating Cash Flows

During the quarter, cash flow from operations was $247 million, more than double the 2001 period. For the year to date, cash flow from operations was $445 million, compared with $223 million for the 2001 period.

Other Expenditures

General and administrative costs were $29.7 million for the third quarter, and $78.7 million for the nine months.

For the first nine months of 2002, capital expenditures totaled $238.2 million, including $97.4 million in the third quarter.

FINANCIAL HIGHLIGHTS

Debt Reduction

Since the mid-February acquisitions of Normandy and Franco-Nevada Mining Corporation Limited ("Franco-Nevada"), Newmont has reduced its net debt to total capitalization ratio from approximately 40% to 21% at the end of September 2002. This is despite the revised accounting treatment for the prepaid forward sales transaction, which increased long-term debt by $145 million (with a corresponding reduction of $137.2 million in other long-term liabilities on the balance sheet).

Cash Position

Cash and cash equivalents amounted to $292 million at the end of the third quarter, almost double from those a year ago.

Non-core asset sales for the year to date total $221 million (including pre-acquisition sales by Franco-Nevada and Normandy). An additional $180 million ($90 million in cash and a note receivable of $90 million) is expected from the sale of the TVX Newmont Americas joint venture interest when the Kinross/TVX/Echo Bay merger closes. Subject to required shareholder


NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 2 of 19
approvals, closing is now anticipated in late 2002 or early 2003.

Hedge Book Reduction

In line with the company's non-hedging philosophy, the Normandy group hedge book was reduced by 748,000 committed ounces and 180,000 uncommitted ounces during the quarter. The committed ounce reduction included scheduled deliveries of 478,000 ounces and the buy-back of 270,000 ounces at a cost of $13 million.

At the end of the third quarter, the Normandy group hedge book was reduced to
5.8 million committed ounces of gold, but the mark-to-market valuation grew to a negative $412 million, primarily due to a higher gold price at the end of the third quarter.

Through the acceleration of certain hedge contract deliveries and opportunistic buy-backs, the company expects a further reduction in the number of committed ounces of at least 279,000 in the fourth quarter of 2002.

Newmont will continue to evaluate opportunities to deliver into, close out or simplify the Normandy group hedge book.

Accounting Restatements and Changes

Commenting on the status of the 1999, 2000 and 2001 re-audit by PricewaterhouseCoopers, Mr. Hansen, Senior Vice President and Chief Financial Officer said, "The re-audit is substantially complete. As previously disclosed, we corrected our accounting for a prepaid forward sales transaction entered into in July 1999. The cumulative, three-year impact of this change through June 30, 2002, was a $6.5 million reduction in earnings."

In addition, as a result of the re-audit, Newmont will also be restating its previous three years of results to correct depreciation calculations at the equity accounted Batu Hijau operation, and at Yanacocha. The combined impact of these depreciation changes is a charge of $7.1 million through December 31, 2001. For the first three quarters of 2002 the depreciation changes reduced earnings by $2.4 million.

Further, in order to conform to the currently preferred accounting methodology, the company has changed the way it calculates depreciation at underground operations and will record a positive, cumulative adjustment, net-of-tax, of $7.7 million for the years prior to 2002, and a positive adjustment of $0.4 million for the first three quarters of 2002 in regard to depreciation, primarily at the Nevada and Canadian underground operations.

EXPLORATION

Exploration and research expenditures totaled $25.4 million and $55.7 million for the third quarter and first nine months of 2002, respectively, compared to $12.8 million and $43.5 million for the third quarter and first nine months of 2001.

Currently, over 100 drills are operating worldwide on approximately 30 projects. The high level of activity is producing positive results in Nevada (Gold Margin area between Deep Post and Deep Star, Emigrant Springs and Dos Equis), Yanacocha (Corimayo and Chaquicocha Sur), Australia (Jundee Westside and Golden Grove), and Ghana (Akim). Based on results to date, Newmont expects to replace reserves net of depletion at year-end. Updated reserves are scheduled to be announced with year-end 2002 financial results in the first quarter of 2003.

In Nevada, underground drilling continues to test the Gold Margin mineralized area, which may connect to South Deep Post, and has recorded several ore zones in the 0.5 to 1.0 ounce per ton range. Core drilling of the southern margin of the Gold Quarry pit (Dos Equis area) is showing grade increases of 10% to 40% compared to old rotary mud holes. Recent drilling has also increased the mineralized zone of Emigrant Springs, south of Carlin.

Drilling at Akim in Ghana shows continuity of the ore deposit to almost 1,000 feet at depth over a strike length of 0.8 mile, suggesting that in combination with ongoing feasibility study work, a reserve could be defined in the future. The company believes that Ghana has the potential to become a district play for Newmont.

The Corimayo oxide deposit at Yanacocha has been extended laterally with further high-grade intersections. Broader spaced drilling suggests that further oxide mineralization could be present in the area.

The Jundee Westside zone in Western Australia has produced many new high-grade drill core intersections with visible gold. Reserve calculations for the upper panel are in progress.

At Batu Hijau, a deep drilling program is augmenting an on-going, in-fill drilling effort. Lower operating costs combined with improving geotechnical conditions, positive model reconciliations and the current drilling program suggest a possible increase in Batu Hijau's copper and gold reserves at year-end, despite lowering the copper price to calculate reserves from $1.00 to $0.75 per pound.

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 3 of 19

The details of the updated 2002 forecast are included on pages 6. In summary, the company expects the following for 2002:

o    Sales of 7.5 million equity ounces of gold;

o    Total cash costs of approximately $185 per equity ounce;

o Earnings per share, before mark-to-market adjustments, at the lower end of previous guidance of $0.40 to $0.50, assuming current gold prices;

o    Net debt to total capitalization ratio of approximately 20%; and

o    Replacement of reserves, net of depletion.

For 2002, cash flow from operations is expected to be between $650 million and $680 million, assuming current gold prices, versus earlier guidance of $750 million. The revised target reflects changes in assumptions and accounting treatment of deferred mining costs, the minority interest in a larger than budgeted dividend at Yanacocha, and management's decision to use cash to accelerate the reduction of the Normandy group hedge book.

The preliminary 2003 forecast is as follows:
o Sales of 7.0 million to 7.2 million equity ounces of gold, assuming the sale/exchange of TVX Newmont Americas/Echo Bay; and
o    Total cash costs of between $180 and $192 per ounce.

See "Cautionary Statement" below.

CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (Unaudited)   (Unaudited)
 Three months ended September 30            2002         2001
 ($ million)                                          (Restated)
-----------------------------------------------------------------

 Sales and other income:
 Sales - gold .........................     697.8        424.4
 Sales - base metals, net..............      14.3          -
 Royalties ............................       7.9          0.3
 Dividends, interest, foreign currency
   exchange and other income (loss) ...       8.3         (3.6)
-----------------------------------------------------------------
                                            728.3        421.1
 Costs and expenses:
 ------------------
 Costs of sales - gold ................     409.2        281.9
 Costs of sales - base metals..........      10.4          -
 Depreciation, depletion and
   amortization........................     150.4         72.1
 Exploration and research .............      25.4         12.8
 General and administrative ...........      29.7         13.7
 Interest, net ........................      33.1         24.6
 Other ................................      12.8          3.0
-----------------------------------------------------------------
                                            671.0        408.1
 Operating income......................      57.3         13.0
 Gain (loss) on derivative instruments.     (11.2)         0.9
-----------------------------------------------------------------
 Pre-tax income before minority
 interest and equity income............      46.1         13.9
 Income tax (expense) benefit..........     (11.2)         9.7
 Minority interest in income of
   affiliates..........................     (28.3)       (19.1)
 Equity income of affiliates...........      17.4         16.1
-----------------------------------------------------------------
 Net income............................      24.0         20.6
 Preferred stock dividend..............       -           (1.8)
-----------------------------------------------------------------
 Net income to common shares...........      24.0         18.8
-----------------------------------------------------------------
-----------------------------------------------------------------
 Net income per common share,
   basic and diluted...................     $0.06        $0.10
-----------------------------------------------------------------
-----------------------------------------------------------------

 Basic weighted average shares
   outstanding.........................     401.4        195.9
 Diluted weighted average shares
   outstanding.........................     403.0        196.1
 Cash dividends declared per common
   share...............................     $0.03        $0.03
-----------------------------------------------------------------

 Net income............................      24.0         20.6
 Other comprehensive income
   (loss), net of tax..................     (75.4)         6.8
-----------------------------------------------------------------

Comprehensive income (loss)............     (51.4)        27.4

-----------------------------------------------------------------

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 4 of 19

CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (Unaudited)   (Unaudited)
 Nine months ended September 30             2002        2001
 ($ million)                                         (Restated)

-----------------------------------------------------------------

 Sales and other income:
 Sales - gold .........................   1,789.6      1,215.8
 Sales - base metals, net..............      46.6          -
 Royalties.............................      22.9          0.4
 Gain on sale of marketable securities
   of Lihir............................      47.3          -
 Dividends, interest, foreign currency
   exchange and other income ..........      23.5          3.2
-----------------------------------------------------------------
                                          1,929.9      1,219.4
 Costs and expenses:
 ------------------
 Costs of sales - gold.................   1,104.8        808.7
 Costs of sales - base metals .........      29.6          -
 Depreciation, depletion and
   amortization........................     387.7        222.5
 Exploration and research..............      55.7         43.5
 General and administrative ...........      78.7         44.6
 Interest, net ........................      99.3         71.4
 Merger and restructuring..............       -           60.5
 Other ................................      11.9          8.0
-----------------------------------------------------------------
                                          1,767.7      1,259.2
 Operating income (loss)...............     162.2        (39.8)
 Gain (loss) on derivative instruments.     (14.3)         1.8
-----------------------------------------------------------------
 Pre-tax income (loss) before minority
   interest and equity income..........     147.9        (38.0)
 Income tax (expense) benefit .........     (44.3)         9.0
 Minority interest in income of
   affiliates..........................     (54.7)        (43.3)
 Equity income of affiliates...........      34.0         20.7
-----------------------------------------------------------------
 Net income (loss) before cumulative
   effect of change in accounting
   principle...........................      82.9        (51.6)
 Cumulative effect of change in
   accounting principle, net of tax....       7.7          -
-----------------------------------------------------------------
 Net income (loss).....................      90.6        (51.6)
 Preferred stock dividend..............      (3.8)        (5.6)
-----------------------------------------------------------------
 Net income (loss) to common shares....      86.8        (57.2)
-----------------------------------------------------------------
-----------------------------------------------------------------
 Net income (loss) before cumulative
   effect of change in accounting
   principle per common share, basic
   and diluted.........................      $0.22       ($0.29)
 Cumulative effect of a change in
   accounting principle per common
   share, basic and diluted...............   $0.02         -
------------------------------------------------------------------
 Net income (loss) per common share,
   basic and diluted...................      $0.24       ($0.29)
==================================================================

 Basic weighted average shares
   outstanding.........................     360.6        194.7
 Diluted weighted average shares
   outstanding.........................     362.0        194.7
 Cash dividends declared per
   common share........................     $0.09        $0.09
-------------------------------------------------------------------
 Net income (loss).....................      90.6        (51.6)
 Other comprehensive income (loss),
   net of tax..........................     (17.8)        12.1
-------------------------------------------------------------------
 Comprehensive income (loss)...........      72.8        (39.5)
-------------------------------------------------------------------


CONSOLIDATED BALANCE SHEET

                                        (Unaudited)   (Unaudited)
 At                                     September 30  December 31
 ($ million)                                2002         2001
                                                      (Restated)
-------------------------------------------------------------------
 Assets
   Cash and cash equivalents...........     292.1        149.4
   Inventories.........................     522.0        384.2
   Other current assets................     282.7        250.6
-------------------------------------------------------------------
                                          1,096.8        784.2

 Property, plant and mine
 development, net...                      4,190.7      2,116.2
 Investments...........................   1,019.0        552.5
 Deferred taxes........................     499.8        398.4
 Other assets..........................     298.8        215.6
 Goodwill..............................   2,568.9          -
-------------------------------------------------------------------
 Total Assets..........................   9,674.0      4,066.9
-------------------------------------------------------------------


 Liabilities
   Accounts payable and accruals.......     450.7        293.6
   Current portion of long-term debt...     100.9        192.2
   Derivative instruments..............      65.0          1.3
   Other current liabilities...........      14.6          7.9
-------------------------------------------------------------------
                                            631.2        495.0

 Long-term debt........................   1,725.4      1,234.7
 Derivative instruments................     391.7          4.6
 Deferred taxes........................     545.6        135.1
 Other long-term liabilities...........     674.6        476.4
-------------------------------------------------------------------
 Total Liabilities.....................   3,968.5      2,345.8
-------------------------------------------------------------------
 Minority interest.....................     330.4        251.7
 Stockholders' equity..................   5,375.1      1,469.4
-------------------------------------------------------------------
 Total Liabilities and
 Stockholders' Equity...                  9,674.0      4,066.9
-------------------------------------------------------------------


NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 5 of 19

CONSOLIDATED CASH FLOW

                                       (Unaudited)   (Unaudited)
 Nine months ended September 30            2002         2001
 ($ million)                                          (Restated)
----------------------------------------------------------------
 Net income (loss).....................      90.6        (51.6)
 Non-cash adjustments:
   Depreciation, depletion and
   amortization                             387.7        222.5
   Deferred income taxes...............     (24.2)       (37.6)
   Gain on sale of Lihir ..............     (47.3)         -
   Minority interest and other items...      31.5         49.0
----------------------------------------------------------------
                                            438.3        182.3
 Changes in working capital............       6.8         40.7
----------------------------------------------------------------
 Net cash provided by operating
   activities..........................     445.1        223.0
----------------------------------------------------------------

 Capital expenditures..................    (238.2)      (318.1)
 Sale of short-term investments........     407.4          -
 Net cash effect of acquisitions.......     (88.1)         -
 Proceeds from sale of Lihir ..........      84.0          -
 Settlement of cross currency swaps....      50.8          -
 Other.................................      (6.2)        10.9
-----------------------------------------------------------------
 Net cash provided (used in)
   investing activities................     209.7       (307.2)
-----------------------------------------------------------------
 Net debt (repayments) borrowings......    (533.5)        72.4
 Proceeds from stock issuance..........      68.0          5.4
 Dividends.............................     (37.9)       (23.2)
 Other.................................       -           40.4
-----------------------------------------------------------------
 Net cash provided (used in)
   financing activities................    (503.4)        95.0
-----------------------------------------------------------------
 Exchange rate differences..............     (8.7)         2.1
-----------------------------------------------------------------
 Change in cash and cash equivalents ..     142.7         12.9
 Cash and cash equivalents at beginning
   of period ..........................     149.4         77.6
-----------------------------------------------------------------
 Cash and cash equivalents at
   end of period.......................     292.1         90.5
-----------------------------------------------------------------




REVISED & UPDATED 2002 FORECAST
                                      Equity Gold       Total
                                         Sales        Cash Costs
                                       (000 oz)        ($/oz)
-----------------------------------------------------------------
 North America
 Nevada (100%).........................   2,670          $222
 Mesquite (100%).......................      50          $170
 Golden Giant (100%)...................     300          $184
 Holloway (84.65%).....................      95          $200
 La Herradura (44%)....................      65          $175
------------------------------------------------------------------
 Sub-total.............................   3,180          $216

 South America
 Yanacocha (51.35%)....................   1,200          $123
 Kori Kollo (88%)......................     250          $155
------------------------------------------------------------------
 Sub-total ............................   1,450          $129

 Australia
 Kalgoorlie (50%)......................     330          $228
 Pajingo (100%)........................     290           $90
 Tanami (85.9%)1.......................     430          $205
 Yandal (100%).........................     570          $205
------------------------------------------------------------------
 Sub-total.............................   1,620          $189

 Other
 Martha (92.3%)1.......................     105          $124
 Zarafshan (50%).......................     250          $133
 Minahasa (94%)........................     140          $215
 Ovacik (100%).........................     120          $138
------------------------------------------------------------------
 Sub-total.............................     615          $151
 Equity Investments
 Batu Hijau (56.25%)...................     260             -
 Echo Bay (45.3%)2.....................     190             -
 TVX Newmont Americas (49.9%)2.........     185             -
------------------------------------------------------------------
 TOTAL.................................  ~7,500         ~$185
------------------------------------------------------------------

1 Reflects interest ownership as of September 30, 2002.
2 Data assumes a full year of results since close of the pending exchange of Newmont's equity interest in Echo Bay and sale of TVX NA is expected by 12/31/02.

Equity Copper and Zinc Sales                             Net
                                                  Cash Costs
                                         (mm lb)       ($/lb)
--------------------------------------------------------------------
 Batu Hijau (56.25%) - Copper..........     350 - 360   $0.36
 Golden Grove (100%) - Copper..........      40 - 45    $0.60
 Golden Grove (100%) - Zinc............        100      $0.28
--------------------------------------------------------------------
FINANCIAL PROJECTIONS ($ MILLION, EXCEPT TAX RATE)
 Third party royalty revenue ..........                   $32
 Depreciation, depletion and
   amortization........................           $550 - $600
 Exploration and research..............             $75 - $80
 General and administrative............                  $110
 Interest expense, net of capitalized .           $130 - $135
 Tax rate (assuming current gold
   price range)........................             20% - 25%
 Capital expenditures..................           $380 - $400


NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 6 of 19



OPERATING STATISTICS - SUMMARY

                                         North           South         Australia        Other1          Equity           Total
                                        America         America                                      Investments2
 Three months ended September 30      2002   2001     2002   2001     2002   2001     2002   2001     2002   2001     2002     2001

------------------------------------------------------------------------------------------------------------------------------------
 Production Costs ($/oz)
 Direct mining and production costs   $203   $212     $122   $116     $191   $116     $155   $141        -      -     $179     $176
 Capitalized mining & other             12     14      (3)    (2)      (1)      1      (9)      4        -      -        3        9
------------------------------------------------------------------------------------------------------------------------------------
 Cash operating costs                  215    226      119    114      190    117      146    145        -      -      182      185
 Royalties and production taxes          7      6        4      3       11     11        3      1        -      -        7        5
------------------------------------------------------------------------------------------------------------------------------------
 Total cash costs                      222    232      123    117      201    128      149    146        -      -      189      190
 Reclamation and mine closure costs      2      4        4      4        5      1        5      2        -      -        4        3
------------------------------------------------------------------------------------------------------------------------------------
 Total costs applicable to sales       224    236      127    121      206    129      154    148        -      -      193      193
 Non-cash inventory adjustment           -      -        -      -        -      -        -      -        -      -        -        -
 Depreciation and amortization4         56     47       61     50       50     34       51     45        -      -       55       48
 Depreciation and amortization
 adjustment                              -      -        -      -       18      -       24      -        -      -        7        -
------------------------------------------------------------------------------------------------------------------------------------
 Total production costs4              $280   $283     $188   $171     $274   $163     $229   $193        -      -     $255     $241
------------------------------------------------------------------------------------------------------------------------------------

 Consolidated gold sales (000 oz)3   836.4  777.5    715.7  601.5    497.2   29.6    164.7  140.9        -      -  2,215.2  1,549.5

 Equity gold sales (000 oz)3         836.4  777.5    394.5  340.9    475.3   29.6    162.9  140.9    217.7  104.4  2,088.0  1,393.3

 Average realized price per ounce     $314   $275     $314   $273     $319   $273     $315   $271        -      -     $315     $274
------------------------------------------------------------------------------------------------------------------------------------

 Copper Summary
 --------------
 Equity copper production (million lbs)                                                                              138.6    103.7
 Equity copper sales (million lbs)                                                                                   127.1    112.0
 Net cash cost per pound                                                                                             $0.27    $0.29
 Average realized price per pound                                                                                    $0.64    $0.67
------------------------------------------------------------------------------------------------------------------------------------


1 Other includes Ovacik (Turkey), Zarafshan (Uzbekistan), Minahasa (Indonesia) and Martha (New Zealand).
2 Equity investments comprise Batu Hijau, TVX Newmont Americas and Echo Bay Mining Limited.
3 Includes 1,200 ounces from the wholly-owned Golden Grove zinc/copper mine.
4 Items impacted by accounting restatement and/or accounting changes.

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 7 of 19

OPERATING STATISTICS - SUMMARY

                                        North             South          Australia        Other1           Equity          Total
                                       America           America                                        Investments2
 Nine months ended September 30      2002    2001     2002     2001     2002   2001     2002   2001      2002   2001    2002   2001
-----------------------------------------------------------------------------------------------------------------------------------
 Production Costs ($/oz)
 Direct mining and production costs $215     $209     $134     $125     $180   $100     $156   $121       -      -     $185     $177
 Capitalized mining & other            8        6      (3)      (2)        2      2      (8)     12       -      -        2        4
------------------------------------------------------------------------------------------------------------------------------------
 Cash operating costs                223      215      131      123      182    102      148    133       -      -      187      181
 Royalties and production taxes        5        4        3        3       10      6        3      1       -      -        6        4
------------------------------------------------------------------------------------------------------------------------------------
 Total cash costs                    228      219      134      126      192    108      151    134       -      -      193      185
 Reclamation and mine closure costs    3        5        3        3        5      1        2      2       -      -        3        4
------------------------------------------------------------------------------------------------------------------------------------
 Total costs applicable to sales     231      224      137      129      197    109      153    136       -      -      196      189
 Non-cash inventory adjustment         1               -          -        4      -        2      -       -      -        1        -
 Depreciation and amortization4       51       46       68       55       50     33       50     53       -      -       56       48
 Depreciation and amortization
 adjustment                          (1)        -        -        -       14      -       19      -       -      -        4        -
------------------------------------------------------------------------------------------------------------------------------------
 Total production costs4            $282     $270     $205     $184     $265   $142     $224   $189       -      -     $257     $237
------------------------------------------------------------------------------------------------------------------------------------

 Consolidated gold sales
 (000 oz)3                       2,292.0  2,368.2  1,821.0  1,629.7  1,223.9   90.9    474.3  438.0       -      -  5,821.5  4,526.8

 Equity gold sales
 (000 oz)3                       2,292.0  2,368.2  1,015.0    920.6  1,171.6   90.9    467.0  438.0   460.1  235.2  5,416.0  4,052.9

 Average realized price
 per ounce                          $306     $269     $306     $268     $314   $268     $308   $267      -      -      $308     $269
------------------------------------------------------------------------------------------------------------------------------------

 Copper Summary
 --------------
 Equity copper production (million lbs)                                                                                327.2   292.3
 Equity copper sales (million lbs)                                                                                     309.1   282.5
 Net cash cost per pound                                                                                               $0.34   $0.35
 Average realized price per pound                                                                                      $0.70   $0.71
------------------------------------------------------------------------------------------------------------------------------------

1 Other includes Ovacik (Turkey), Zarafshan (Uzbekistan), Minahasa (Indonesia)
  and Martha (New Zealand).
2 Equity investments comprise Batu Hijau, TVX Newmont Americas and Echo Bay
  Mining Limited.
3 Includes 10,300 ounces from the wholly-owned Golden Grove zinc/copper mine. 4 Items impacted by accounting restatement and/or accounting changes.


NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 8 of 19

For supplemental information relating to this news release, please refer to Newmont's web site at www.newmont.com under Investor Relations/News Releases. The Form 10-Q for the third quarter ended September 30, 2002 will be filed with the SEC and will be available on the company's web site on Thursday, November 14, 2002. The company's conference call is scheduled for today beginning at 11:00 a.m. Eastern Standard Time (9:00 a.m. Mountain Standard Time).

To participate    Dial-In Number: (630) 395-0146
                  Leader: Russell Ball
                  Password: Newmont

The conference call will also be simultaneously carried on our web site under Investor Relations/Presentations and will be archived there for a limited time.


CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future earnings, and the sensitivity of earnings to the gold and other metals prices; (ii) estimates of future gold and other metals production and sales, (iii) estimates of future cash costs; (iv) estimates of future cash flows, and the sensitivity of cash flows to the gold and other metals prices; (v) statements regarding future debt repayments; (vi) estimates of future capital expenditures; (vii) statements regarding future exploration results and the replacement of reserves; (viii) statements regarding future asset sales or rationalization efforts; and (ix) statements regarding modifications to the company's hedge position. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, as well as political and operational risks in the countries in which we operate and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see Page 8 of the company's 2001 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company's other SEC filings. The company does not undertake any obligation to release publicly any revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.


NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                         Page 9 of 19

INVESTOR INFORMATION

Corporate Address

Newmont Mining Corporation
1700 Lincoln Street
Denver, CO. 80203
Telephone:     (303) 863-7414
Facsimile:     (303) 837-5837

Web Site
www.newmont.com

Stock Exchange Listings - Ticker
New York Stock Exchange ...         NEM
Toronto Stock Exchange ....         NMC
Australian Stock Exchange..         NEM


NYSE Share Price Performance (Q3)
                       Jul `02  Aug `02   Sep `02    3Q `02
                       ------------------------------------
High.................   $29.35   $28.64    $29.94    $29.94
Low..................   $20.80   $23.60    $26.39    $20.80
Last.................       -         -         -    $27.51


Shareholder Information
Please contact the respective stock transfer agent acting as transfer agent, registrar and dividend disbursing agent for the securities listed below. Information regarding shareholder accounts, dividend payments, stock transfer and related matters for the respective securities should be directed to the transfer agent listed.


For holders of Newmont Stock (NYSE:NEM)
Mellon Investor Services, LLC
85 Challenger Road
Ridgefield Park, NJ. 07660


Toll free:        (888) 216-8104
(between 8:00 a.m. and 8:00 p.m. Eastern Time)
Internet:          www.melloninvestor.com
                   ----------------------

For Holders of Newmont Exchangeable
Shares (TSX: NMC)
Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, Ontario M5J 2Y1
Canada

Toll-Free:        (800) 663-9097
Telephone:        (416) 981-9633
Internet:         caregistryinfo@computershare.com


For Holders of Newmont CHESS Depository Interests (CDIs trading on ASX: NEM) National Shareholder Services Pty Limited
100 Hutt Street, Adelaide 5000
South Australia, Australia

Shareholder enquires:
Telephone:        61-8-8232-0003
Facsimile:        61-8-8232-0072

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 10 of 19

SUPPLEMENTAL INFORMATION

Gold Ounces Sold Increase 50%

Gold sales for the third quarter increased 50% over the prior year to 2.1 million equity ounces and 13% over the second quarter of 2002. The North American operations contributed 836,400 equity ounces, the Australian operations contributed 475,300 equity ounces and Yanacocha contributed 329,600 equity ounces.

Newmont sold its gold in the third quarter at an average realized price of $315 per equity ounce, $41 higher than the third quarter of 2001.

North America

The Nevada operations, including the recently acquired Midas operation, continue to be Newmont's largest gold producing district, contributing 722,000 ounces, 35% of total gold sales in the third quarter of 2002. This is a 21% increase over the second quarter of 2002 and a 10% increase over the year ago quarter. The increase in sales is attributable to 14% higher grade refractory ore compared to a year ago. Total cash costs improved 5% over the year ago quarter to $225 per ounce. For the same period, total production costs improved slightly to $282 per ounce.

In the third quarter, the contribution of sales from refractory ore sources increased significantly. For 2002, Nevada's forecasted gold sales are 2.67 million ounces at total cash costs of $222 per ounce.

The Golden Giant underground mine sold 60,400 ounces at total cash costs of $217 per ounce, compared to 72,600 ounces at $202 cash costs per ounce a year ago. The decline in ounces sold and the higher costs are attributable to mining of lower grade stopes during the quarter. Higher grades and increased production is expected in the fourth quarter, which should allow Golden Giant to sell 300,000 ounces for the year at a total cash cost of $184 per ounce.

The Holloway underground mine sold 20,000 equity ounces in the third quarter at total cash costs of $161 per ounce, compared to 20,500 equity ounces at $216 per ounce in the year ago quarter. For 2002, Holloway is expected to sell 95,000 equity ounces at total cash costs of $200 per ounce.

The Mesquite mine sold 16,300 ounces at total cash costs of $214 per ounce from residual heap leaching in the third quarter. For 2002, Mesquite is expected to sell 50,000 ounces at total cash costs of $170 per ounce.

La Herradura sold 17,600 equity ounces at total cash costs of $169 per ounce in the third quarter. For 2002, La Herradura is expected to sell 65,000 equity ounces at total cash costs of $175 per ounce.

South America

For the third quarter, the South American operations sold 394,500 equity ounces at total cash costs of $123 per ounce, 16% more ounces at $6 higher cash costs than the 2001 quarter.

Yanacocha sold 329,600 equity ounces at total cash costs of $117 per ounce, 25% higher sales at similar cash costs from the year ago quarter. Higher gold sales were the result of increased tons placed on the leach pads, augmented by the La Quinua crushing and agglomeration facility operating at design rates. For 2002, Yanacocha is expected to sell 2.3 million ounces (1.2 million equity ounces) at total cash costs of $123 per ounce.

Kori Kollo sold 64,900 equity ounces at total cash costs of $152 per ounce, compared to 76,900 equity ounces at $127 per ounce in the year ago quarter. For 2002, Kori Kollo is expected to sell 250,000 equity ounces at total cash costs of $155 per ounce.

Australia

The Australian operations sold 475,300 equity ounces in the third quarter at total cash costs of $201 per ounce, compared to 458,000 equity ounces at total cash costs of $196 per ounce in the second quarter of 2002.

Kalgoorlie sold 94,600 equity ounces at total cash costs of $224 per ounce in the third quarter. Higher costs were attributable to the unbudgeted continuation of underground operations at Mount Charlotte and higher unit mining and processing costs.

Pajingo sold 77,200 ounces at total cash costs of $98 per ounce, compared to 29,600 equity ounces at $128 per ounce for the year ago quarter. Effective February 15, 2002, Newmont increased its ownership interest in Pajingo from 50% to 100%. Production was impacted by a temporary substitution of low grade stockpile feed for the mill in place of higher grade underground ores.

The Tanami operations sold 133,400 equity ounces at total cash costs of $206 per ounce. The higher costs at Tanami are attributable to the processing of harder ores and accelerated underground development costs at the Callie deposit.

The Yandal operations under-performed during the quarter. Sales were 170,100 ounces at total cash costs of $231 per ounce. The Yandal operations comprise Jundee, Bronzewing and Wiluna.

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 11 of 19

At Jundee, 73,100 ounces were sold at total cash costs of $205 per ounce. Lower than modeled stockpile grades were encountered and unbudgeted costs were incurred in the completion of open pit mining.

At Bronzewing, 67,400 ounces were sold at total cash costs of $243 per ounce. Production was adversely impacted by a change in stope sequencing which resulted in lower grade stopes being accessed in the third quarter, in addition to a number of one-off costs incurred with the transition to owner mining.

At Wiluna, 29,600 ounces were sold at total cash costs of $269 per ounce. Wiluna's performance suffered from a delay in the start up of the BIOX tailings treatment plant.

For 2002, the Australian operations are expected to sell 1.62 million equity ounces at total cash costs of $189 per ounce.

Other Overseas Operations

For the third quarter, Newmont's other overseas operations contributed sales of 162,900 equity ounces at total cash costs of $149 per ounce, compared to 140,900 equity ounces at total cash costs of $146 per ounce in the year ago quarter.

The Zarafshan operation in Uzbekistan turned in a solid third quarter, selling 70,300 equity ounces at total cash costs of $122 per ounce. This represents a 13% improvement in sales and a $7 decrease in cash costs compared to the year ago quarter. For 2002, Zarafshan is expected to sell 250,000 equity ounces at total cash costs of $133 per ounce.

The Martha mine in New Zealand sold 27,700 equity ounces at total cash costs of $138 per ounce. For 2002, Martha is expected to sell 105,000 equity ounces at total cash costs of $124 per ounce.

The Ovacik mine in Turkey sold 36,600 equity ounces at total cash costs of $123 per ounce. For 2002, Ovacik is expected to sell 120,000 ounces at total cash costs of $138 per ounce.

The Minahasa mine in Indonesia sold 28,300 equity ounces at total cash costs of $259 per ounce. For 2002, Minahasa is expected to sell 140,000 equity ounces at total cash costs of $215 per ounce.


Equity Investments

Equity investments include Batu Hijau, the TVX Newmont Americas joint venture, Echo Bay, Australian Magnesium Corporation and Australian Gold Refinery, and are reported under "equity income of affiliates" in the income statement.

For the third quarter, these entities contributed $17.5 million in earnings to Newmont. Batu Hijau accounted for $13.5 million; TVX Newmont Americas, $3.5 million; Echo Bay, $1.1 million and the two Australian entities had a combined net loss of approximately $300,000.

In the third quarter of 2002, the equity investments contributed 217,700 equity ounces of gold sales, comprising 96,900 ounces from Batu Hijau, 54,400 ounces from TVX Newmont Americas and 66,400 ounces from Echo Bay.

Base Metals

Batu Hijau had a strong quarter, selling 203.5 million pounds of copper (114.5 million equity pounds) at a record net cash cost of $0.24 per pound, compared to
199.1 million pounds (112.0 million equity pounds) at $0.29 per pound a year ago. The average realized price per pound was $0.62.

Lower cash costs were the result of increased mill throughput and higher average ore grades. In the third quarter, ore grades averaged 0.85% copper (compared to 0.80% copper for the 2001 third quarter) due to accelerated mining in the deeper portions of the ore body. The copper grade is expected to decrease in the fourth quarter. For 2002, Batu Hijau is expected to sell between 350 and 360 million pounds of copper at a net cash cost of $0.36 per pound.

The Golden Grove zinc and copper mine in Western Australia sold 43.5 million pounds of zinc and 12.6 million pounds of copper in the third quarter of 2002. Zinc cash costs in the third quarter were $0.21 per pound while copper cash costs were $0.55 per pound. Zinc was sold at $0.33 per pound and copper at $0.75 per pound. For 2002, Golden Grove is expected to sell 100 million pounds of zinc at a cash cost of $0.28 per pound, and to sell 40 million to 45 million pounds of copper at a cash cost of $0.60 per pound.

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 12 of 19

PRODUCTION SUMMARY - AMERICAS

                                                     Nevada           Canada          Peru           Bolivia         Other1
 Three months ended September 30                  2002    2001     2002   2001     2002   2001     2002   2001     2002   2001
------------------------------------------------------------------------------------------------------------------------------------
 Tons Mined (000 dry short tons)
   Open Pit                                      35,808  32,479      n/a    n/a   54,125  43,284    4,894  4,978    2,918  3,170
   Underground                                      359     309      388    445      n/a     n/a      n/a    n/a      n/a    n/a
 Tons Milled/Processed (000)
   Oxide                                          1,230   1,339      382    432      n/a     n/a      n/a    n/a      n/a    n/a
   Refractory                                     2,673   2,452      n/a    n/a      n/a     n/a    1,952  1,927      n/a    n/a
   Leach                                          3,822   7,646      n/a    n/a   42,029  22,982    1,569  1,905    1,015    920
 Average Ore Grade (oz/ton)
   Oxide                                          0.094   0.115    0.214  0.239      n/a     n/a      n/a    n/a      n/a    n/a
   Refractory                                     0.250   0.219      n/a    n/a      n/a     n/a    0.049  0.065      n/a    n/a
   Leach                                          0.035   0.037      n/a    n/a    0.023   0.028    0.019  0.021    0.027  0.026
 Average Mill Recovery Rate (%)
   Oxide                                           66.3    72.8     94.7   95.1      n/a     n/a      n/a    n/a      n/a    n/a
   Refractory                                      87.5    88.0      n/a    n/a      n/a     n/a     58.7   62.1      n/a    n/a
 Equity Ounces Produced (000)
   Oxide                                           76.5   102.7     75.3   90.6      n/a     n/a      n/a    n/a      n/a    n/a
   Refractory                                     520.9   420.8      n/a    n/a      n/a     n/a     50.4   70.6      n/a    n/a
   Leach                                           93.5   120.6      n/a    n/a    328.1   266.0     13.0    4.7     34.0   30.5

------------------------------------------------------------------------------------------------------------------------------------

 Total                                            690.9   644.1     75.3   90.6    328.1   266.0     63.4   75.3     34.0   30.5
 Equity Ounces Sold (000)                         722.0   653.9     80.4   93.1    329.6   264.0     64.9   76.9     34.0   30.5

------------------------------------------------------------------------------------------------------------------------------------

 Production Costs ($/oz)
   Direct mining and production costs              $204    $215     $201   $198     $115    $112     $158   $131     $189   $176
   Capitalized mining & other                        14      17        1      1      (2)     (2)      (6)    (4)      (5)    (5)

------------------------------------------------------------------------------------------------------------------------------------

   Cash operating costs                             218     232      202    199      113    110      152     127      184    171
   Royalties and production taxes                     7       6        1      6        4      4        -       -        7     13

------------------------------------------------------------------------------------------------------------------------------------

   Total cash costs                                 225     238      203    205      117    114      152     127      191    184
   Reclamation and mine closure costs                 3       4        6      6        4      3        5       5        1      1

------------------------------------------------------------------------------------------------------------------------------------

   Total costs applicable to sales                  228     242      209    211      121    117      157     132      192    185
   Non-cash inventory adjustment                      -       -        -      -        -      -        -       -        -      -
   Depreciation and amortization                     54      44       65     61       63     46       52      65       54     62
   Depreciation and amortization adjustment           -       -        -      -        -      -        -       -        -      -

------------------------------------------------------------------------------------------------------------------------------------

   Total production costs                          $282    $286     $274   $272     $184   $163     $209    $197     $246   $247

------------------------------------------------------------------------------------------------------------------------------------

 1 Other comprises La Herradura (Mexico) and Mesquite (California).

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 13 of 19

PRODUCTION SUMMARY - AMERICAS

                                                     Nevada           Canada           Peru            Bolivia          Other1
Nine months ended September 30                    2002    2001      2002   2001     2002   2001      2002    2001     2002    2001
------------------------------------------------------------------------------------------------------------------------------------
Tons Mined (000 dry short tons)
  Open Pit                                      100,917  105,417      n/a    n/a  153,461  111,100   14,631  13,074   9,022  15,967
  Underground                                       980      828    1,171  1,197      n/a      n/a      n/a     n/a     n/a     n/a
Tons Milled/Processed (000)
  Oxide                                           3,560    3,873    1,180  1,203      n/a      n/a      n/a     n/a     n/a     n/a
  Refractory                                      7,196    6,872      n/a    n/a      n/a      n/a    5,746   5,741     n/a     n/a
  Leach                                          11,582   17,254      n/a    n/a  108,549   57,937    4,664   2,161   2,971   6,976
Average Ore Grade (oz/ton)
  Oxide                                           0.092    0.108    0.225  0.235      n/a      n/a      n/a     n/a     n/a     n/a
  Refractory                                      0.244    0.224      n/a    n/a      n/a      n/a    0.049   0.059     n/a     n/a
  Leach                                           0.032    0.034      n/a    n/a    0.023    0.030    0.018   0.021   0.026   0.028
Average Mill Recovery Rate (%)
  Oxide                                            65.9     70.7     95.0   95.3      n/a      n/a      n/a     n/a     n/a     n/a
  Refractory                                       89.0     89.3      n/a    n/a      n/a      n/a     59.6    61.9     n/a     n/a
Equity Ounces Produced (000)
  Oxide                                           219.3    306.2    261.2  254.7      n/a      n/a      n/a     n/a     n/a     n/a
  Refractory                                    1,371.5  1,301.9      n/a    n/a      n/a      n/a    150.7   187.5     n/a     n/a
  Leach                                           325.5    373.7      n/a    n/a    816.2    708.4     41.5     6.5    92.7   121.0

------------------------------------------------------------------------------------------------------------------------------------

Total                                           1,916.3  1,981.8    261.2  254.7    816.2    708.4    192.2   194.0    92.7   121.0
Equity Ounces Sold (000)                        1,927.1  1,986.6    272.2  260.6    823.1    719.5    191.9   201.1    92.7   121.0

------------------------------------------------------------------------------------------------------------------------------------

Production Costs ($/oz)
  Direct mining and production costs               $220     $213     $194   $190     $127     $112     $160    $170    $182    $188
  Capitalized mining & other                          9        6        1      2      (2)      (1)      (6)     (6)     (8)       -

------------------------------------------------------------------------------------------------------------------------------------

  Cash operating costs                              229      219      195    192      125      111      154     164     174     188
  Royalties and production taxes                      6        4        -      6        5        4        -       -       4       6

------------------------------------------------------------------------------------------------------------------------------------

  Total cash costs                                  235      223      195    198      130      115      154     164     178     194
  Reclamation and mine closure costs                  2        4        6      6        2        3        4       5       2      13

------------------------------------------------------------------------------------------------------------------------------------

  Total costs applicable to sales                   237      227      201    204      132      118      158     169     180     207
  Non-cash inventory adjustment                       1        -        -      -        -        -        -       -       -       -
  Depreciation and amortization                      51       44       67     66       73       51       50      68      47      53
  Depreciation and amortization adjustment          (2)        -        -      -        -        -        -       -       -       -

------------------------------------------------------------------------------------------------------------------------------------

  Total production costs                           $287     $271     $268   $270     $205     $169     $208    $237    $227    $260

------------------------------------------------------------------------------------------------------------------------------------

 1  Other comprises La Herradura (Mexico) and Mesquite (California).

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 14 of 19

PRODUCTION SUMMARY - AUSTRALIA

                                                      Kalgoorlie           Pajingo              Tanami              Yandal
 Three months ended September 30                     2002     2001       2002     2001       2002     2001        2002    2001
------------------------------------------------------------------------------------------------------------------------------------
 Tons Mined (000 dry short tons)                   11,492        -        158       96      4,103        -       1,001       -
 Tons Milled/Processed (000 dry short tons)         1,702        -        196       93      1,112        -       1,417       -
 Average Ore Grade (oz/ton)                         0.059        -      0.366    0.346      0.147        -       0.122       -
 Average Mill Recovery Rate (%)                      81.9                96.6     96.9       96.4        -        91.3       -
 Equity Ounces Produced (000)                        94.1        -       69.6     30.9      134.7        -       165.9       -
 Equity Ounces Sold (000)                            94.6        -       77.2     29.6      133.4        -       170.1       -

------------------------------------------------------------------------------------------------------------------------------------

 Production Costs ($/oz)
   Direct mining and production costs                $199        -        $96     $116       $187        -        $232       -
   Capitalized mining & other                          18        -        (3)        1        (2)        -         (8)       -

------------------------------------------------------------------------------------------------------------------------------------

   Cash operating costs                               217        -         93      117        185        -         224       -
   Royalties and production taxes                       7        -          5       11         21        -           7       -

------------------------------------------------------------------------------------------------------------------------------------

   Total cash costs                                   224        -         98      128        206        -         231       -
   Reclamation and mine closure costs                   4        -          4        1          5        -           5       -

------------------------------------------------------------------------------------------------------------------------------------

   Total costs applicable to sales                    228        -        102      129        211        -         236       -
   Non-cash inventory adjustment                        1        -          -        -          -        -           -       -
   Depreciation and amortization                       21        -         41       34         38        -          80       -
   Depreciation and amortization adjustment             7        -         54        -         37        -         (6)       -

------------------------------------------------------------------------------------------------------------------------------------

   Total production costs                            $257        -       $197     $163       $286        -        $310       -

------------------------------------------------------------------------------------------------------------------------------------


PRODUCTION SUMMARY - AUSTRALIA

                                                      Kalgoorlie            Pajingo             Tanami              Yandal
 Nine months ended September 30                      2002     2001       2002     2001       2002     2001        2002    2001
------------------------------------------------------------------------------------------------------------------------------------

 Tons Mined (000 dry short tons)                   28,334        -        472      277     16,833        -       8,241       -
 Tons Milled/Processed (000 dry short tons)         4,438        -        537      268      2,722        -       3,416       -
 Average Ore Grade (oz/ton)                         0.059        -      0.381    0.350      0.144        -       0.136       -
 Average Mill Recovery Rate (%)                      82.7        -       96.8     96.9       96.6        -        92.1       -
 Equity Ounces Produced (000)                       223.1        -      203.8     92.0      328.6        -       437.9       -
 Equity Ounces Sold (000)                           221.1        -      208.6     90.9      318.1        -       423.8       -

------------------------------------------------------------------------------------------------------------------------------------

 Production Costs ($/oz)
   Direct mining and production costs                $202        -        $87     $100       $183        -        $211       -
   Capitalized mining & other                          11        -        (3)        2          1        -           1       -

------------------------------------------------------------------------------------------------------------------------------------

   Cash operating costs                               213        -         84      102        184        -         212       -
   Royalties and production taxes                       7        -          7        6         18        -           8       -

------------------------------------------------------------------------------------------------------------------------------------

   Total cash costs                                   220        -         91      108        202        -         220       -
   Reclamation and mine closure costs                   5        -          4        1          5        -           5       -

------------------------------------------------------------------------------------------------------------------------------------

   Total costs applicable to sales                    225        -         95      109        207        -         225       -
   Non-cash inventory adjustment                       10        -          4        -          3        -           1       -
   Depreciation and amortization                       22        -         41       33         35        -          82       -
   Depreciation and amortization adjustment             4        -         43        -         36        -        (13)       -

------------------------------------------------------------------------------------------------------------------------------------

   Total production costs                            $261        -       $183     $142       $281        -        $295       -
------------------------------------------------------------------------------------------------------------------------------------

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 15 of 19

PRODUCTION SUMMARY - OTHER OVERSEAS OPERATIONS

                                                                        Uzbekistan                              Other1
 Three months ended September 30                                     2002          2001                    2002          2001
------------------------------------------------------------------------------------------------------------------------------------
 Tons Mined (000 dry short tons)                                      n/a           n/a                   3,357         1.811
 Tons Milled/Processed (000)
   Leach                                                            2,053         2,001                       -           522
   Mill                                                               n/a           n/a                     604           208
 Average Ore Grade (oz/ton)                                         0.055         0.042                   0.173         0.158
 Average Mill Recovery Rate (%)                                       n/a           n/a                    91.4          89.4
 Equity Ounces Produced (000)                                        67.1          58.9                    96.4          88.4
 Equity Ounces Sold (000)                                            70.3          62.5                    92.6          78.4

------------------------------------------------------------------------------------------------------------------------------------

 Production Costs ($/oz)
   Direct mining and production costs                                $120          $125                    $182          $153
   Capitalized mining & other                                           2             4                    (18)             3

------------------------------------------------------------------------------------------------------------------------------------

   Cash operating costs                                               122           129                     164           156
   Royalties and production taxes                                       -             -                       5             3

------------------------------------------------------------------------------------------------------------------------------------

   Total cash costs                                                   122           129                     169           159
   Reclamation and mine closure costs                                 (3)             1                      12             2

------------------------------------------------------------------------------------------------------------------------------------

   Total costs applicable to sales                                    119           130                     181           161
   Non-cash inventory adjustment                                        -             -                       -             -
   Depreciation and amortization                                       27            40                      69            50
   Depreciation and amortization adjustment                             -             -                      42             -

------------------------------------------------------------------------------------------------------------------------------------

   Total production costs                                            $146          $170                    $292          $211

------------------------------------------------------------------------------------------------------------------------------------

1 Other comprises Ovacik (Turkey), Martha (New Zealand) and Minahasa
(Indonesia).

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 16 of 19

PRODUCTION SUMMARY - OTHER OVERSEAS OPERATIONS

                                                                        Uzbekistan                              Other1
 Nine months ended September 30                                      2002          2001                    2002          2001
------------------------------------------------------------------------------------------------------------------------------------
 Tons Mined (000 dry short tons)                                      n/a           n/a                   7,303         5,253
 Tons Milled/Processed (000)
   Leach                                                            5,912         5,839                       -         1.367
   Mill                                                               n/a           n/a                   1,586           549
 Average Ore Grade (oz/ton)                                         0.052         0.043                   0.183         0.180
 Average Mill Recovery Rate (%)                                       n/a           n/a                    91.3          91.4
 Equity Ounces Produced (000)                                       200.8         162.0                   273.5         267.0
 Equity Ounces Sold (000)                                           194.0         162.6                   273.0         275.4

------------------------------------------------------------------------------------------------------------------------------------

 Production Costs Per Ounce ($/oz)
   Direct mining and production costs                                $133          $133                    $173          $113
   Capitalized mining & other                                           2             3                    (16)            18

------------------------------------------------------------------------------------------------------------------------------------

   Cash operating costs                                               135           136                     157           131
   Royalties and production taxes                                       -             -                       5             2

------------------------------------------------------------------------------------------------------------------------------------

   Total cash costs                                                   135           136                     162           133
   Reclamation and mine closure costs                                 (2)             1                       6             2

------------------------------------------------------------------------------------------------------------------------------------

   Total costs applicable to sales                                    133           137                     168           135
   Non-cash inventory adjustment                                        -             -                       4             -
   Depreciation and amortization                                       29            51                      62            55
   Depreciation and amortization adjustment                             -             -                      33             -

------------------------------------------------------------------------------------------------------------------------------------

   Total production costs                                            $162          $188                    $267          $190

------------------------------------------------------------------------------------------------------------------------------------

1 Other comprises Ovacik (Turkey), Martha (New Zealand) and Minahasa
(Indonesia).

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 17 of 19

Base Metals
EQUITY PRODUCTION AND COST SUMMARY

BATU HIJAU

Three Months Ended September 30                               2002        2001
--------------------------------------------------------------------------------

Tons mined (000)........................................    67,634      49,222
Dry tons processed (000)................................    14,226      12,320
Average copper grade (%)................................      0.85        0.80
Average recovery rate (%)...............................      90.4        92.1
Copper pounds produced (000)............................   219,645     184,415
Equity copper pounds produced (000).....................   123,550     103,733
Equity copper pounds sold (000).........................   114,487     111,997
Realized copper price ($/lb) ...........................     $0.62       $0.67
Copper net cash cost ($/lb) ............................     $0.24       $0.29

Nine Months Ended September 30                                2002        2001
--------------------------------------------------------------------------------

Tons mined (000)........................................   185,261     133,351
Dry tons processed (000)................................    39,026      35,317
Average copper grade (%)................................      0.73        0.80
Average recovery rate (%) ..............................      89.3        90.4
Copper pounds produced (000)............................   505,375     519,657
Equity copper pounds produced (000).....................   284,273     292,307
Equity copper pounds sold (000).........................   271,427     282,491
Realized copper price ($/lb) ...........................     $0.70       $0.71
Copper net cash cost ($/lb) ............................     $0.31       $0.35

Three months ended September 30, 2002                Co- Product
($ million)                           By-Product    Copper     Gold     Total
--------------------------------------------------------------------------------

Revenue                                 $71,455    $71,455   $29,089    $100,544
--------------------------------------------------------------------------------

Cash production costs                    58,090     41,284    16,806      58,090
By-product credits                     (30,283)      (849)     (345)     (1,194)
--------------------------------------------------------------------------------

Total cash costs                        27,807      40,435    16,461      56,896
Non-cash costs                          16,203      11,515     4,688      16,203
--------------------------------------------------------------------------------

  Total production costs               $44,010     $51,950   $21,149     $73,099
--------------------------------------------------------------------------------

Pounds of copper sold (000)            114,487
Ounces of gold sold (000)                 96.9
--------------------------------------------------------------------------------

Reported cash cost ($/lb)                $0.24       $0.35      $170
Reported non-cash cost ($/lb)            $0.14       $0.10       $48
--------------------------------------------------------------------------------

Total cost ($/lb)                        $0.38       $0.45      $218
--------------------------------------------------------------------------------


BATU HIJAU CONTINUED

Nine months ended September 30, 2002                 Co- Product
($ million)                           By-Product    Copper     Gold     Total
--------------------------------------------------------------------------------

Revenue                               $190,466    $190,466   $60,981    $251,447
--------------------------------------------------------------------------------

Cash production costs                  147,563     111,776    35,787     147,563
By-product credits                    (63,738)     (2,088)     (669)     (2,757)
--------------------------------------------------------------------------------

Total cash costs                       83,825      109,688    35,118     144,806
Non-cash costs                         49,064       37,165    11,899      49,064
--------------------------------------------------------------------------------

Total production costs               $132,889     $146,853   $47,017    $193,870
--------------------------------------------------------------------------------

Pounds of copper sold (000)          271,427
Ounces of gold sold (000)              200.2
--------------------------------------------------------------------------------

Reported cash cost ($/lb)              $0.31         $0.40      $175
Reported non-cash cost ($/lb)          $0.18         $0.14       $60
--------------------------------------------------------------------------------

Total cost ($/lb)                      $0.49         $0.54      $235
--------------------------------------------------------------------------------


GOLDEN GROVE
Three Months Ended September 30                               2002        2001
--------------------------------------------------------------------------------

Tons mined (000)........................................   386,003           -
Tons processed (000)....................................   363,350           -

Copper head grade (%) ..................................      4.8%           -
Copper pounds produced (000)............................    15,078           -
Copper pounds sold (000)................................    12,594           -
Copper price ($/lb).....................................     $0.75           -
Copper cash cost ($/lb) ................................     $0.55           -

Zinc head grade (%) ....................................     15.3%           -
Zinc pounds produced (000)..............................    35,174           -
Zinc pounds sold (000)..................................    43,455           -
Zinc price ($/lb) ......................................     $0.33           -
Zinc cash cost ($/lb)...................................     $0.21           -
Ounces of gold sold (000) ..............................       1.2           -
Ounces of silver sold (000).............................      46.1           -
--------------------------------------------------------------------------------

Nine Months Ended September 30                                2002        2001
--------------------------------------------------------------------------------

Tons mined (000)........................................   951,971           -
Tons processed (000)....................................   917,362           -
Head grade copper (%)...................................      5.2%           -
Copper pounds produced (000)............................    42,927           -
Copper pounds sold (000)................................    37,669           -
Copper price ($/lb) ....................................     $0.73           -
Copper cash cost ($/lb) ................................     $0.56           -

Zinc head grade (%) ....................................     13.8%           -
Zinc pounds produced (000)..............................    76,062           -
Zinc pounds sold (000)..................................   112,837           -
Zinc price ($/lb) ......................................     $0.34           -
Zinc cash cost ($/lb)...................................     $0.21           -
Ounces of gold sold (000)...............................      10.3           -
Ounces of silver sold (000).............................     899.5           -

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 18 of 19

GOLD HEDGE POSITION - CURRENT MATURITY SUMMARY1
(000 oz)

                                                           Normandy Group Book3                          Legacy Newmont Book
-------------------------------------------------------------------------------------------------------------------------------
                          Gold Purchased              Gold Forward                Combination         |     Price Capped
                            Put Options                   Sales                 Options & Other       |       Contracts
      Date             Ounces        Price2        Ounces       Price2        Ounces        Price2    |   Ounces        Price2
-------------------------------------------------------------------------------------------------------------------------------
     2002 Q4              105          $297           279         $302                                |
      2003                316          $296         1,216         $299            14          $979    |
      2004                291          $293         1,140         $299            21          $525    |
      2005                461          $309           368         $301            82          $296    |      500          $350
      2006                169          $335           363         $318            65          $293    |
      2007                 20          $401           215         $297           256          $335    |
      2008                118          $332            80         $304           933          $323    |    1,000          $384
      2009                169          $325            31         $347           300          $350    |      600          $381
      2010                                                                       208          $384    |
      2011                                                                       208          $380    |      250          $392
-------------------------------------------------------------------------------------------------------------------------------
  Total/Average         1,649          $310         3,692         $302         2,087          $344    |    2,350          $377
-------------------------------------------------------------------------------------------------------------------------------

 Notes
1 For more detailed descriptions, definition and explanations, refer to the company's Form 10-Q filing.
2 Prices quoted are gross contract prices, which represent the gross cashflow per ounce of each contract. Not included in this price is the additional cash outflow associated with borrowing gold over the life of the contract where the contracts are floating in nature. The rate at which gold is borrowed is determined over the life of the contract based on the prevailing market gold lease rate for the time period that the borrowing is fixed. The borrowing can be fixed for varying periods over the life of the contract.
3 The mark-to-market value of the Normandy hedge book was negative $412 million at September 30, 2002. The breakdown of this is as follows: Newmont Australia Limited (28%), Newmont NFM (6%) and Newmont Yandal Operations Limited (66%).

NEWMONT 3Q 2002 RESULTS (NOVEMBER 12, 2002)                        Page 19 of 19